Exhibit 99.2

SHEER NETWORKS, INC.

2000 STOCK OPTION PLAN

AGREEMENT

AGREEMENT made as of the                     , by and between Sheer Networks, Inc., a Delaware corporation (the “Company”), and                      (the “Optionee”).

W I T N E S S E T H

WHEREAS, pursuant to the Sheer Networks, Inc. 2000 Stock Option Plan (including any applicable Annex thereto) (the “Plan”), the Company desires to grant to the Optionee, and the Optionee desires to accept, an option to purchase shares of common stock, $             par value, of the Company (the “Common Stock”) upon the terms and conditions set forth in this agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant. The Company hereby grants to the Optionee an option to purchase             shares of Common Stock, at a purchase price per share of $             [This option is intended to be treated as an option which qualifies as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.]

2. Restrictions on Exercisability. Except as specifically provided otherwise herein, the option will become exercisable in accordance with the following schedule based upon the period of the Optionee’s continuous employment with the Company or an affiliate thereof as defined herein (the “Affiliate”) following the date hereof:

Period of Continuous Employment	Incremental Percentage of Option Exercisable	Cumulative Percentage of Option Exercisable
End of first 12 months	20%	20%
End of first 24 months	30%	50%
End of first 36 months	25%	75%
End of first 48 months	25%	100%

Unless sooner terminated, the option will expire if and to the extent it is not exercised, (10) ten years from the date of vesting (the “Option Period”).

For the purposes of this agreement, the term “Affiliate” shall mean an affiliate as defined in Rule 0-10(j) of the Securities Exchange Act of 1934, as amended.

3. Exercise. All or part of the exercisable portion of the option may be exercised in accordance with the schedule set forth in Section 2 above, at any time during the Option Period. The option may be exercised by transmitting to the Company (a) a written notice specifying the number of shares to be purchased, and (b) payment of the exercise price, together with the amount, if any, deemed necessary by the Board of Directors of the Company (the “Board”) or by a Committee, to be appointed by the Board pursuant to the Plan’s provisions (the “Committee”), to enable the Company to satisfy its income tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Company are made with respect to the satisfaction of such withholding obligations). The exercise price shall be payable in cash or by check payable to the order of the Company in an amount equal to the exercise price of the option.

4. Rights as Stockholder. No shares of Common Stock shall be issued or delivered under the option granted hereunder until full payment for such shares has been made and/or provided for where all or a portion of such payment is being paid in installments. The Optionee shall have no rights as a stockholder with respect to any shares covered by the option until a certificate is issued to the Optionee for paid-up non-assessable shares of Common Stock. Except as otherwise provided herein, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

5. Nontransferability. The option is not assignable or transferrable except upon the Optionee’s death to a beneficiary designated by the Optionee in accordance with procedures established by the Committee or, if no designated beneficiary shall survive the Optionee, pursuant to the Optionee’s will or by the laws of descent and distribution. The option shall be exercisable during the lifetime of the Optionee only by the Optionee or the Optionee’s guardian or legal representative.

6. Termination of Service, Disability or Death. If the Optionee ceases to perform services for the Company, and/or for any Affiliate, for any reason other than death or disability (as defined below), then any outstanding options, to the extent vested on the date of termination, will be terminated on the date three months after the date of such termination of employment or service, or on the date on which the option expires by its terms, whichever occurs first, provided, however, that if the Optionee’s employment or service is terminated by the Company or any Affiliate for cause (as defined below), then the option will be terminated upon the date of such termination of employment or service. If the Optionee’s employment or service is terminated by reason of the Optionee’s death or disability (or if the Optionee’s employment or service is terminated by reason of the Optionee’s disability and the Optionee dies within one year after such termination of employment or service), then any outstanding options, to the extent vested on the date of such termination, will be terminated on the date one year after the date of such termination of employment or service (or one year after the later death of the disabled Optionee) or, on the date on which the option expires by its terms, whichever occurs first.

For the purposes of this section, the term “disability” shall mean the inability of an Optionee to perform the customary duties of his or her employment or other service for the Company or an Affiliate by reason of a physical or mental incapacity which is expected to result in death or be of indefinite duration; and the term “cause” shall mean (a) commission by the Optionee of a crime involving moral turpitude, or (b) the Optionee’s dishonesty or willful engagement in conduct which is injurious to the business or reputation of the Company, all as determined by the Board in its sole discretion.

7. Securities Registration Required. If the shares to be issued upon an exercise of the option are not registered under the Securities Act of 1933, as amended (the “Act”), then, as a further condition of the Company’s obligation to issue such shares, the Optionee may be required to give a representation in writing that the Optionee is acquiring the shares for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of such shares, and that the Optionee will make no transfer of the same except in compliance with any rules or regulations in force at the time of such transfer under the Act or any other applicable law, and the certificates representing such shares shall bear a legend to such effect as the Company’s counsel shall deem necessary or desirable. The option shall in no event be exercisable and shares shall not be issued hereunder if, in the opinion of counsel to the Company, such exercise and/or issuance would result in a violation of federal or state securities laws.

8. Capital Changes.

(a) In the event of any stock split, stock dividends or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Board to the number and option exercise price per share of Common Stock which may be purchased by the Optionee under any outstanding options. In the case of a merger, consolidation or similar transaction which results in a replacement of the Company’s Common Stock with stock of another corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transactions in which there is no substantial change in the shareholders of the Company and the options are assumed or adopted or, if applicable, replaced by the successor corporation, which assumption, adoption or replacement is binding on the Optionee), the Company will make a reasonable effort, but shall not be required, to replace any outstanding options granted to the Optionee with comparable options to purchase the stock of such other corporation, or will provide for immediate vesting the Optionee’s outstanding options, with all options not being exercised within the time period specified by the Board being terminated.

(b) In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded and each such option will cover only the number of full shares resulting from such adjustment.

(c) All adjustments under this Section 8 shall be made by the Board, and its determination as to what adjustments shall be made, and to the extent thereof, shall be final, binding and conclusive.

9. Decisions and Determinations of the Committee. Except to the extent rights or powers under this Agreement or under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final and binding.

10. No Employment Rights. Nothing in this agreement shall confer upon the Optionee any right with respect to the continuation of his or her employment by the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Optionee from the rate in existence at the time of the grant of the option.

11. Provisions of the Plan. The provisions of the Plan shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Optionee acknowledges receipt of a copy of the Plan prior to execution of this Agreement.

12. Miscellaneous.

(a) This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) This agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Subject to the terms and conditions of the Plan, this agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral between the parties with respect to its subject matter and may not be modified except by written instrument executed by the parties.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

By:
Sheer Networks, Inc.

[By:	]
Sheer Networks Ltd.

By:

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